Exhibit 5.01

March 6, 2018

NBHSA Inc.

17802 IH 10 West, Suite 400

San Antonio, Texas 78257

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to NBHSA Inc., an Indiana corporation (“New BH”), in connection with the preparation of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on December 22, 2017, as amended (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of Class A and Class B common stock, with no par value, of New BH (the “Shares”) to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of December 21, 2017, as amended and restated by that Amended and Restated Agreement and Plan of Merger dated as of March 5, 2018 (collectively, the “Reorganization Agreement”), by and among New BH, New BH’s parent company, Biglari Holdings Inc. (“Biglari”), and New BH’s wholly owned subsidiary, BH Merger Company (“MergerCo”), pursuant to which MergerCo will merge with and into Biglari, with Biglari as the surviving entity (the “Reorganization”). The Shares consist of shares of Class A and Class B common stock, no par value, issuable pursuant to the Reorganization Agreement in exchange for Biglari’s common stock outstanding at the effective time of the Reorganization. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the preparation and rendering of the opinion set forth herein, we have reviewed, examined and relied upon the accuracy of, among other things, copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	the Reorganization Agreement;

2.	the Registration Statement; and

3.	such other documents, certificates, and corporate records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares will be, upon issuance, duly authorized and, when the Registration Statement, as finally amended, has been declared effective by order of the Commission and if and when the Shares have been issued upon the terms and conditions set forth in the Reorganization Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the Indiana Business Corporation Law, including all applicable Indiana statutory provisions and published judicial decisions interpreting these laws, as in effect on the date hereof.

ONE INDIANA SQUARE ● SUITE 2800 ● INDIANAPOLIS, IN 46204-2079

TELEPHONE (317) 636-4341 ● FAX (317) 636-1507 ● E-MAIL krieg@kdlegal.com

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Validity of Shares” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Sincerely

[Draft]

Krieg DeVault LLP

ONE INDIANA SQUARE ● SUITE 2800 ● INDIANAPOLIS, IN 46204-2079

TELEPHONE (317) 636-4341 ● FAX (317) 636-1507 ● E-MAIL krieg@kdlegal.com